SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. __)

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       [_] Soliciting Material Pursuant to ss.240.14a-11(c) or 240.14a-12

                               Trenwick Group Ltd.
                (Name of Registrant as Specified in its Charter)

     _______________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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


Trenwick Group Ltd.

[LOGO]TRENWICK



                                        Continental Building
                                        25 Church Street
                                        Hamilton HM 12, Bermuda


April 11, 2002

Dear Fellow Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of Trenwick Group Ltd. on Wednesday, May 15, 2002, at The Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 8:00 a.m. local time. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon at the meeting are enclosed.

All holders of common shares as of the close of business on March 22, 2002, are entitled to vote at the Annual General Meeting on the basis of one vote for each common share held.

A record of Trenwick's activities for the year 2001 is included in the annual report to shareholders. Whether or not you attend the Annual General Meeting, Trenwick requests that you please exercise your voting rights by completing and returning your proxy promptly in the enclosed self-addressed, stamped envelope. If you attend the meeting and desire to vote in person, your proxy will not be used.


Sincerely,



JAMES F. BILLETT, JR.
Chairman, President and Chief Executive Officer

                                 [LOGO]TRENWICK

                              Continental Building
                                25 Church Street
                             Hamilton HM 12, Bermuda



                                    NOTICE OF
                     ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           to be held on May 15, 2002

To the Holders of Common Shares:

     The Annual General Meeting of Shareholders of Trenwick Group Ltd., a company organized under the laws of Bermuda, will be held on Wednesday, May 15, 2002, at The Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 8:00 a.m. local time to act upon the following matters:

PROPOSAL NO. 1

     To elect two directors to serve until the Annual General Meeting of Shareholders in 2005.

PROPOSAL NO. 2

     To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2002.

PROPOSAL NO. 3

     To amend the Trenwick Group Ltd. existing equity incentive plans to permit the exchange of outstanding options for new options.

PROPOSAL NO. 4

     To consider and act upon such other matters as may properly come before the Annual General Meeting or any adjournment thereof.

     Information regarding the matters to be acted upon at the Annual General Meeting is contained in the accompanying proxy statement.

     The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

     A copy of Trenwick's financial statements for the fiscal year ended December 31, 2001, as approved by Trenwick's Board of Directors, shall be made available to the shareholders of Trenwick at the Annual General Meeting.

     The Board of Directors has fixed the close of business on March 22, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only holders of record of Trenwick's common shares at the close of business on March 22, 2002, will be entitled to vote at the Annual General Meeting and any adjournment or postponement thereof.

     MANAGEMENT SINCERELY DESIRES THE ATTENDANCE OF EVERY SHAREHOLDER AT THE ANNUAL GENERAL MEETING. IT IS RECOGNIZED, HOWEVER, THAT SOME WILL BE UNABLE TO ATTEND. IN ORDER TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE ANNUAL GENERAL MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND THE ANNUAL GENERAL MEETING.

                                        By order of the Board of Directors,



                                        John V. Del Col
                                        Assistant Secretary

Dated: April 11, 2002

                                TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
Letter to Shareholders..................................................................            1

Notice of Annual General Meeting of Shareholders........................................            2

Questions and Answers...................................................................            5

Proposals to be Voted On................................................................            9

         Proposal 1 -    Election of Directors..........................................            9
         Proposal 2 -    Ratification of Appointment of Independent Auditors............            9
         Proposal 3 -    Amendment of Existing Equity Incentive Plans to Permit
                         the Exchange of Outstanding Options for New Options............           10

Board of Directors  ....................................................................           14

         Class II:  Directors Standing for Election.....................................           14
         Class II:  Term Expires at the 2002 Annual General Meeting.....................           14
         Class III: Term Expires at the 2003 Annual General Meeting.....................           15
         Class I:   Term Expires at the 2004 Annual General Meeting.....................           16
         Board Committees...............................................................           17
         Meeting Attendance.............................................................           18
         Directors' Compensation........................................................           18

Principal Shareholders..................................................................           19

Management..............................................................................           20

Executive Compensation..................................................................           22

         Summary Compensation Table.....................................................           22
         Option Grants Table............................................................           24
         Option Exercises and Year End Values Table.....................................           24
         Employment Contracts and Arrangements..........................................           24
         Change in Control Arrangements.................................................           25

Report of the Compensation Committee....................................................           26

Report of the Audit Committee...........................................................           28

Shareholder Return Performance Presentation.............................................           30

Section 16(a) Beneficial Ownership Reporting Compliance.................................           30

Certain Relationships and Related Transactions..........................................           31

                              QUESTIONS AND ANSWERS

Q:   What am I voting on?

A:   You are voting on three proposals:

     1.   Election of two Class II directors for a term of three years:

               Anthony S. Brown
               Clement S. Dwyer, Jr.

     2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants.

     3. Amendment of Trenwick's existing equity incentive plans to permit the exchange of outstanding options for new options.

                                   ----------

Q:   What are the voting recommendations of the Board of Directors?

A:   The Board recommends the following votes:

          FOR each of the directors.

          FOR ratification of election of PricewaterhouseCoopers LLP as independent accountants.

          FOR the amendment of Trenwick's existing equity incentive plans to permit the exchange of outstanding options for new options.

                                   ----------

Q:   Will any other matters be voted on?

A: We are not aware of any other matters that you will be asked to vote on at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting, W. Marston Becker, James F. Billett, Jr. and Joseph D. Sargent, acting as your proxies, will vote for you in their discretion.

                                   ----------

Q:   How do I vote?

A:   There are two ways to vote:

          By completing and mailing your proxy card.

          By written ballot at the Annual General Meeting.

     Your shares will be voted as you indicate. If you do not indicate your voting preferences, W. Marston Becker, James F. Billett, Jr. and Joseph D. Sargent will vote your shares FOR proposals 1, 2 and 3.

                                   ----------

Q:   Who can vote?

A: You can vote at the Annual General Meeting if you were a shareholder of record as of the close of business on March 22, 2002 (the Record Date). Each common share is entitled to one vote. However, Trenwick's Bye-Laws restrict the aggregate voting power of those shareholders holding 10% or more of Trenwick's outstanding common shares to 9.9% of the total votes cast. There is no cumulative voting of common shares.

                                   ----------

Q:   Can I change my vote?

A: Yes. You can change your vote or revoke your proxy any time before the vote:

          By returning a later-dated proxy card; or

          By completing a written ballot at the Annual General Meeting.

                                   ----------

Q:   What vote is required to approve each proposal?

A: The election of the two Class II director nominees, the ratification of election of the independent accountants and the proposed exchange of outstanding options each requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

                                   ----------

Q: Is a shareholder vote required for the amendments of Trenwick's existing equity incentive plans to permit the exchange of outstanding options for new options?

A: No. The Board of Directors has determined that it would be in the best interest of Trenwick to submit this proposal to a vote of shareholders. The exchange of stock options will not be implemented without the affirmative vote of a majority of the votes cast at the Annual General Meeting.

                                   ----------

Q:   Is my vote confidential?

A: Yes. Only the inspectors of election and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of Trenwick may see your vote only if Trenwick needs to defend itself against a claim or if there is a proxy solicitation by someone other than Trenwick. Therefore, please do not write any comments on your proxy card.

                                   ----------

Q:   Who will count the vote?

A: First Chicago Trust Company, a division of EquiServe will count the vote. Its representatives will be the inspectors of election.

                                   ----------

Q:   What shares are covered by my proxy card?

A: The shares covered by your card represent all the common shares of Trenwick you own.

                                   ----------

Q:   What does it mean if I get more than one proxy card?

A: It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, First Chicago Trust Company, a division of EquiServe, at 201-324-0498.

                                   ----------

Q:   Who can attend the Annual General Meeting?

A: All shareholders of record as of the close of business on March 22, 2002, can attend. Seating, however is limited. Attendance at the Annual General Meeting will be on a first-come, first-served basis, upon arrival at the Annual General Meeting.

                                   ----------

Q:   What is the quorum requirement of the Annual General Meeting?

A: The presence of a majority of the outstanding common shares on March 22, 2002, either in person or by proxy, constitutes a quorum for voting at the Annual General Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 22, 2002, there were 36,801,153 shares outstanding.

                                   ----------

Q:   How do I recommend someone to be a director?

A: You may recommend any person to be a director by writing to John V. Del Col, Assistant Secretary, Trenwick Group Ltd., Continental Building, 25 Church Street, Hamilton HM 12, Bermuda. You must include a description of your nominee's principal occupations or employment over the last five years and a statement from your nominee indicating that he or she will serve if elected. The Board Affairs Committee will consider persons recommended by shareholders. Shareholder recommendations for director nominees for the 2003 Annual General Meeting must be received by Trenwick on or prior to December 12, 2002.

                                   ----------

Q:   How much did this proxy solicitation cost?

A: Trenwick is paying the cost of solicitation and has hired D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $7,000 plus reasonable out-of-pocket expenses. In addition, Trenwick will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

                                   ----------

Q:   When are the shareholder proposals due for the 2003 Annual Meeting?

A: In order for a proposal by a shareholder of Trenwick to be eligible to be included in Trenwick's proxy statement and proxy for the 2003 Annual General Meeting, it must be in writing, received no later than December 12, 2002, and addressed to:

     John V. Del Col, Assistant Secretary
     Trenwick Group Ltd.
     Continental Building
     25 Church Street
     Hamilton HM 12
     Bermuda

     In order for a shareholder proposal to be presented at the 2003 Annual General Meeting it must be in writing, received no later than February 25, 2003, and addressed to the above address. Absent receipt of proper shareholder notice prior to February 25, 2003, the proxies designated by the Board of Directors of Trenwick for the 2003 Annual General Meeting may vote in their discretion on any proposal any shares for which they have been appointed proxies without mention of such matter in Trenwick's proxy statement for such meeting or on the proxy for such meeting.

                                   ----------

Q:   What other information about Trenwick is available?

A:   The following additional information is available:

          Annual Report to Shareholders

          Annual Report on Form 10-K

     You may request copies by contacting:

     Investor Relations
     Trenwick Group Ltd.
     Continental Building
     25 Church Street
     Hamilton HM 12
     Bermuda

                                   ----------

                            PROPOSALS TO BE VOTED ON


PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of the office of directors in Class II expires at the 2002 Annual General Meeting. Vacancies in directorships (including vacancies resulting from resignations and newly created directorships) may be filled, until the expiration of the term of the vacated directorship and until a successor is elected and qualified, by the vote of a majority of the directors then in office.

     In conjunction with a decision by the Board of Directors to reduce the number of directors, Richard E. Cole, Neil Dunn and P. Anthony Jacobs are not standing for re-election to the Board of Directors at the Annual General Meeting scheduled for May 15, 2002. In addition, Peter J. Rackley and Frank E. Grzelecki have retired from the Board of Directors. Frederick D. Watkins, Vice Chairman of the Board of Directors, will retire from the Board of Directors effective May 15, 2002, and will become Trenwick's first non-voting director emeritus.

     The Board of Directors proposes that the nominees described below be elected as Class II directors for a new term of three years and until their successors are duly elected and qualified. Both nominees are currently serving as Class II directors. Proxies may be voted only for the two nominees to Class II.

     Nominees for election as Class II directors are:

     Anthony S. Brown
     Clement S. Dwyer, Jr.

     Information about these nominees is provided beginning on page 14.

     Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, Messrs. Becker, Billett and Sargent, as the proxies, will vote in accordance with their best judgment.

     The Board of Directors recommends a vote FOR the election of directors. Unless otherwise directed, all returned proxies will be voted FOR the election of the directors standing for election in Class II.

PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Our audited financial statements are included in our annual report to shareholders, a copy of which has been furnished to all shareholders of record. Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP to examine our consolidated financial statements for the year ending December 31, 2002, and has determined it desirable to request that the shareholders approve such appointment. PricewaterhouseCoopers LLP and its predecessor Price Waterhouse LLP have acted as Trenwick's or Trenwick Group Inc.'s independent accountants since 1979. Representatives of PricewaterhouseCoopers LLP will be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for Trenwick for the year ending December 31, 2002.

PROPOSAL NO. 3

       AMENDMENT OF EXISTING EQUITY INCENTIVE PLANS TO PERMIT THE EXCHANGE
                    OF OUTSTANDING OPTIONS FOR NEW OPTIONS.

Introduction

     Your Board of Directors has determined that it would be in your and our best interests to implement the Stock Option Exchange Program. Under this program, our employees will be given a one-time opportunity to exchange their current stock options for proportionately fewer options at a new exercise price.

     Stock options are a critical component of our compensation arrangements for employees. They encourage our employees to act as owners, which helps to align their interests with yours. We grant stock options to motivate and reward our employees for profitable growth and to encourage them to continue their employment with us.

     Due to our undervalued stock price, all of our employees have stock options with exercise prices significantly higher than the current trading price of our common shares. Simply put, the perception is that these stock options have no value. As a result, our options are no longer effectively providing the employee motivation and retention that they were intended to provide. In addition, we have fully utilized in prior grants of options and restricted shares the common shares available to us under our equity incentive plans.

     The Stock Option Exchange Program provides us a fresh start to motivate and reward our employees for their role in achieving future profitable growth. By realigning the exercise prices of previously granted stock options with the current market price of our common shares, the program increases our employees' opportunity to realize value from their stock options and frees up additional common shares for future equity incentive grants.

     We have structured the program to strike a balance between your interests and those of our employees. This is most evident by the manner in which the stock options will be exchanged. Using the value neutral approach described below, employees participating in the program will generally receive new options for a lesser number of shares than they surrender. This approach is designed to limit any dilution in your ownership.

     Although your approval of the Stock Option Exchange Program is not required by law, by any regulations or by the terms of our equity incentive plans, we believe that sound corporate governance dictates that the program not be implemented unless it is approved by you. Several amendments to our equity incentive plans are necessary to implement the program. While your approval is not required for these amendments, we will not make these plan changes without your approval.

Background

     We believe that stock options are a valuable tool to align the interests of employees and shareholders. For this reason, we have offered employees in each of our business platforms stock options to recognize, reward and motivate their performance.

     Under our equity incentive plans, our policy has generally been to grant options to management-level employees at the time of their initial employment and to make annual grants of options to management-level employees.

     At the time an option is awarded, we specify the number of common shares that can be purchased upon exercise of the option and the price per share which the employee must pay in order to exercise the option. We do not grant stock options with an exercise price less than the current trading price of our common shares.

     As of April 1, 2002, options to purchase an aggregate of 1,565,356 common shares were eligible for exchange under the Stock Option Exchange Program with exercise prices ranging from $13.00 to $41.37. Approximately 40 Trenwick employees hold these options. Each of these options was granted under one of the following plans: the Trenwick Group Inc. 1989 Stock Plan, the Trenwick Group Inc. 1993 Stock Option Plan, the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan, and the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan. The common shares for which the new options will be exercisable have been registered with the Securities and Exchange Commission.

     The new options will be granted from the same equity incentive plans under which the surrendered options were originally granted. The terms and conditions of the new options are described below. All new options granted under the Stock Option Exchange Program will be nonqualified stock options for U.S. federal income tax purposes.

Description of Stock Option Exchange Program

     Grant of New Options. Under the Stock Option Exchange Program, our eligible employees may make a one-time election to cancel all of their existing stock options and exchange them for new options. These new options will be issued on December 15, 2002, or thereafter, on the first business day that is at least six months and one day after the cancellation of the old options. Participation in the program is voluntary. To participate in the program, however, an employee must elect to cancel all of his or her options. In other words, an employee may not elect to exchange some of his or her current options and retain others.

     Eligibility. The program is open to all of our employees and the employees of our participating subsidiaries. James F. Billett, Jr., our Chairman, President and Chief Executive Officer is not, however, eligible to participate in the program. The program is also not available to our directors or any former employees or retirees.

     Exchange Ratio. The exchange ratio for the program, i.e., how many current options an employee must surrender in order to receive one new option, is based on the Black-Scholes option valuation model. This model is a recognized and accepted method to determine the value of an option. We choose this approach in order to make the Stock Option Exchange Program value neutral to you, our shareholders. In other words, we wanted to avoid the dilution in ownership that normally results when all options are exchanged on a one-for-one basis.

     Using the Black-Scholes valuation model, the value of the options eligible for exchange in the aggregate was determined both before and after the exchange. For purposes of determining current value, we used 80% of the options' current Black-Scholes value, which reduces the possibility of subsequent share price changes altering the value neutral effect of the Stock Option Exchange Program. These values were then compared to determine an appropriate exchange ratio based on the current option's existing exercise price. In the majority of cases, an employee will exchange 2.5 or 3 existing options for a single new one. The following table shows the specific exchange ratios that will be used in the program and the number of options eligible to be exchanged at each exchange ratio.

        Original Grant Price    Exchange Ratio    Eligible Options
     -----------------------    --------------    ----------------

     Less than $15.00             1.5 for 1             279,323
     $15.00 through $20.99         2 for 1               73,679
     $21.00 through $26.99        2.5 for 1             689,419
     $27.00 and higher             3 for 1              522,935

     Exercise Price of New Options. All new options will be granted with an exercise price equal to the closing price of our common shares on December 15, 2002, or thereafter, on the first business day that is at least six months and one day after the cancellation of the old options.

     Vesting of New Options. All of the new options will vest two years from the date of grant. Consequently, any surrendered options that will have vested prior to the new grant date will be replaced with new options that are not vested and are subject to forfeiture in the event the employee departs the employment of Trenwick prior to the new vesting date.

     Term of New Options. Each new option will have a term of five years. This may be longer or shorter than the remaining term of the surrendered options it replaces.

     Other terms and Conditions of New Options. All of the other terms and conditions of the new options will generally be identical to the surrendered options they replace.

     Implementation of the Stock Option Exchange Program. Your Board of Directors authorized the Stock Option Exchange Program in February 2002, upon the recommendation of its Compensation Committee, subject to your approval. If you approve the program, immediately after the meeting eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange filed with the Securities and Exchange Commission and distributed to all eligible employees. Employees will be given a short election period in which to accept the offer of the new options in exchange for the surrender of all their existing options. The election period is expected to be between May 16, 2002 and June 14, 2002. For those employees who choose to participate in the program, all of their current options will be cancelled on the last day of this election period. The new options will be granted on December 15, 2002, or thereafter, on the first business day that is at least six months and one day after the cancellation of the old options.

     Accounting Treatment. We have structured the program to comply with Financial Standards Accounting Board guidelines so that Trenwick will receive the same accounting treatment for the new options as it does for its current options. In other words, the program has been designed so that we will avoid any variable accounting compensation charges against our earnings.

     U.S. Federal Income Tax Consequences. The exchange should be treated as a non-taxable exchange and no income for U.S. federal income tax purposes should be recognized by the employees or Trenwick upon the grant of the new options.

New Plan Benefits

     Because the decision whether to participate in the Stock Option Exchange Program is completely voluntary, we are not able to predict who will participate or how many options any particular group of employees will elect to exchange.

     Also, as previously stated, James F. Billett, Jr. our Chairman, President and Chief Executive Officer, is not eligible to participate in the program. In addition, Steven J. Bensinger and Coleman D. Ross are not eligible to participate in the program because they are no longer Trenwick employees. The following table indicates the maximum number of options that would be cancelled and the maximum number that would be reissued for each of Trenwick's named executive officers, all executive officers as a group and all eligible employees (including the executive officers), assuming all of the persons within the following table elect to participate in the exchange program.

                                 Maximum Number of
                             Common Shares Underlying      Maximum Number of
                               Existing Options that    Common Shares Underlying
          Name                   will be Cancelled           New Options
--------------------------   ------------------------   ------------------------

James F. Billett, Jr.              Not eligible              Not eligible
Steven J. Bensinger                Not eligible              Not eligible
Coleman D. Ross                    Not eligible              Not eligible
Paul Feldsher                          163,464                     70,612
Robert A. Giambo                       153,916                     66,929
All Executive Officers                 473,344                    205,153
All Eligible Employees               1,565,356                    656,116

Effect on Shareholders

     We are not able to predict with any degree of certainty the impact the Stock Option Exchange Program will have on your rights as a shareholder because we are unable to predict how many option holders will exchange their options or what the future market price of Trenwick's common shares will be. The program was designed to be value neutral to you, and to avoid the dilution in ownership that normally results when all options are exchanged on a one-for-one basis. There is a risk that employees will not see the Stock Option Exchange Program as a sufficient incentive to motivate and retain them as employees. Also, if the price of Trenwick's common shares rises after the new options are granted, then option holders will be more likely to exercise the new options than the current options and the exercises are likely to occur earlier. As additional common shares are issued upon option exercises, existing shareholders will be proportionately diluted.

Proposed Plan Amendments

     The following plan amendments are necessary to implement the Stock Option Exchange Program. These amendments address the permissibility of implementing the program. None of Trenwick's equity incentive plans either expressly permit or prohibit the exchange of options contemplated by the Stock Option Exchange Program. Consequently, we are asking you to approve an amendment to each of the equity incentive plans so that we can on a one-time basis offer the Stock Option Exchange Program for the reasons previously described.

The Board of Directors recommends a vote FOR this proposal.

                               BOARD OF DIRECTORS

Class II:  Directors Standing For Election

Anthony S. Brown

     Anthony S. Brown, 59, has been a director of Trenwick since August 2000. Mr. Brown is Chairman of the Board Affairs Committee and a member of the Audit Committee. Mr. Brown was a director of Trenwick Group Inc. from 1990 until the Trenwick/LaSalle business combination. He is a Professor at the Terry Sanford Institute of Public Policy at Duke University and was Director of Equity Administration of The First Boston Corporation, an investment banking firm, between 1991 and 1993. Prior to 1991, Mr. Brown was Vice President, External Affairs, of the University of Connecticut and was formerly Chairman and Chief Executive Officer of Covenant Insurance Company, with which he was associated from 1968 to 1989.

Clement S. Dwyer, Jr.

     Clement S. Dwyer, Jr., 54, has served as a director of Trenwick since August 2000. Mr. Dwyer is a member of the Executive Committee and the Compensation Committee. Mr. Dwyer was a director of LaSalle Re Holdings Limited and LaSalle Re Limited from February 1998 until the Trenwick/LaSalle business combination. He has 30 years of experience in the insurance industry, concentrating primarily in worldwide property casualty business and the financing of insurance enterprises. Since 1997, Mr. Dwyer has been Managing Member of URSA Advisors, L.L.C., which provides advisory and capital-raising services to insurance and reinsurance companies. From May to December 1996, he was President and Chief Executive Officer of Signet Star Holdings, Inc., the holding company for the reinsurance subsidiaries of W.R. Berkeley Corp. From 1992 to 1996, he was Executive Vice President and Director of Guy Carpenter & Company, Inc., a reinsurance broker and a subsidiary of Marsh & McLennan Companies Inc., by whom he had been employed in various executive capacities since 1970.

Class II:  Term Expires at the 2002 Annual General Meeting

Richard E. Cole

     Richard E. Cole, 62, has been a director of Trenwick since August 2000. Mr. Cole is a member of the Executive Committee and the Board Affairs Committee. Mr. Cole was a director of Trenwick Group Inc. from the Trenwick/Chartwell merger until the Trenwick/LaSalle business combination. Until the Trenwick/Chartwell merger he was the Chairman of the Board of Directors of Chartwell Re Corporation (from March 1993) and Chartwell Re Corporation's Chief Executive Officer and a director (from July 1990). From July 1990 to March 1993, Mr. Cole also served as President of Chartwell Re Corporation. On March 5, 2001, Mr. Cole was elected Vice Chairman of InsureTrade.com, an internet communication company that facilitates property and casualty insurance transactions. From October 1988 to July 1990, Mr. Cole was engaged as a principal in various entrepreneurial activities outside of the insurance and reinsurance industries. Prior to October 1988, Mr. Cole was President of Cole, Booth, Potter (formerly Sten-Re Cole & Associates, Inc.), a reinsurance brokerage firm focusing on specialty lines insurance and reinsurance for regional companies. Mr. Cole is also a director of Indiana Lumbermens Mutual Insurance Company and Euro-American Reinsurance Management. Mr. Cole has chosen not to stand for re-election as a Class II director at the 2002 Annual General Meeting.

Neil Dunn

     Neil Dunn, 52, has been a director of Trenwick since August 2000. Mr. Dunn is a member of the Audit Committee and the Investment Committee. Mr. Dunn was a director of Trenwick Group Inc. from 1984 until the Trenwick/LaSalle business combination. He is Managing Director of Kempen Capital Management (UK) Ltd. and previously served in the same capacity for Voyageur International Asset Managers Ltd and for Piper International Asset Management, an affiliate of Piper Jaffray Companies Inc. Prior to 1994, Mr. Dunn was Senior Partner of the investment advisory firm Neil Dunn & Company, Scotland. Mr. Dunn has chosen not to stand for re-election as a Class II director at the 2002 Annual General Meeting.

P. Anthony Jacobs

     P. Anthony Jacobs, 60, has been a director of Trenwick since August 2000. Mr. Jacobs is a member of the Audit Committee and the Investment Committee. Mr. Jacobs was a director of Trenwick Group Inc. and its predecessor from 1979 until the Trenwick/LaSalle business combination. Mr. Jacobs served as President and Chief Executive Officer of Lab Holdings, a lab testing services company, from September 1997 until August 1999, at which time Lab Holdings was merged with its subsidiary Lab One and Mr. Jacobs retired. Mr. Jacobs also served as President and Chief Operating Officer of Seafield Capital Corporation from May 1993 to September 1997. From December 1996 until August 1998, he was Chairman of the Board of SLH Corporation. Mr. Jacobs is also a director of Response Oncology, Inc. and Syntroleum Corporation. Mr. Jacobs has chosen not to stand for re-election as a Class II director at the 2002 Annual General Meeting.

Class III: Term Expires at the 2003 Annual General Meeting

James F. Billett, Jr.

     James F. Billett, Jr., 58, has served as Chairman of the Board and Chief Executive Officer of Trenwick since August 2000. Mr. Billett served as the Chairman of the Board and Chief Executive Officer of Trenwick Group Inc. and its predecessor from 1978 until the Trenwick/LaSalle business combination and served as President of Trenwick Group Inc. from 1988 until the Trenwick/LaSalle business combination. He is Chairman of the Executive Committee. Mr. Billett was formerly a Vice President of General Reinsurance Corporation.

W. Marston Becker

     W. Marston Becker, 49, has served as a director of Trenwick since August 2000. Mr. Becker is Chairman of the Compensation Committee and a member of the Executive Committee. Mr. Becker was a director of Trenwick Group Inc. from 1997 until the Trenwick/LaSalle business combination. He has been Chairman of Hales & Company, an investment company, since June 2000. He was President - Specialty Insurance of Royal & SunAlliance USA, Inc. from its acquisition of Orion Capital Corporation in November 1999 until May 2000 and a director of Royal & Sun Alliance USA, Inc. from November 1999 until December 2000. From January 1997 to November 1999, he was Chairman of the Board and Chief Executive Officer of Orion Capital Corporation. He was previously Vice Chairman of the Board (March 1996 to December 1996) and Senior Vice President (July 1994 to March 1996) of Orion Capital Corporation and served as President and Chief Executive Officer of the DPIC Companies (subsidiaries of Orion Capital Corporation) from July 1994 to June 1996 and as President and Chief Executive Officer of McDonough Caperton Insurance Group, an insurance brokerage firm, from March 1987 to July 1994.

Robert M. DeMichele

     Robert M. DeMichele, 57, has been a director of Trenwick since August 2000. Mr. DeMichele is Chairman of the Investment Committee and a member of the Compensation Committee. Mr. DeMichele was a director of Trenwick Group Inc. from the Trenwick/Chartwell merger until the Trenwick/LaSalle business combination. From December 1995 until the Trenwick/Chartwell merger, Mr. DeMichele was a director of Chartwell Re Corporation. Mr. DeMichele has been President and Chief Executive Officer of Strategy Asset Managers LLC, an investment advisor, since February, 2001. From December 13, 1995 until October, 2000 he was a director, Chief Executive Officer and President of Lexington Global Asset Management. From 1982 until December 13, 1995, Mr. DeMichele served as President, Chief Executive Officer and a director of Piedmont Management Company Inc. Mr. DeMichele also serves as a director of The Navigators Group, Inc.

Robert V. Deutsch

     Robert V. Deutsch, 42, has been a director of Trenwick since August 2000. Mr. Deutsch was a director of LaSalle Re Holdings Limited from September 1999 until the Trenwick/LaSalle business combination. Since March 2001, he has been Executive Vice President and Chief Financial Officer of CNA Financial Corporation. From August 1999 to March 2001, Mr. Deutsch was Senior Vice President and Chief Financial Officer of CNA Financial Corporation. From May 1997 to August 1999, Mr. Deutsch was Executive Vice President and a director of Executive Risk Inc., a specialty insurer based in Connecticut. He was also Chief Financial Officer of Executive Risk Inc. from August 1990 to August 1999, Chief Actuary of Executive Risk Inc. from June 1987 to August 1999 and Senior Vice President of Executive Risk Inc. from June 1987 to April 1997. Mr. Deutsch's professional experience also includes serving as Assistant Vice President with Swiss Re America and a senior manager with Ernst & Young. He is a fellow of the Casualty Actuarial Society, an associate of the Society of Actuaries and a member of the American Academy of Actuaries.

Joseph D. Sargent

     Joseph D. Sargent, 72, has been a director of Trenwick since August 2000. Mr. Sargent is a member of the Executive Committee and the Compensation Committee. Mr. Sargent was a director of Trenwick Group Inc. and its predecessor since 1978. He has been Chairman and a Principal of Bradley, Foster & Sargent, an investment advisory firm, since 1994. Mr. Sargent is a member of the Board of Directors of Mutual Risk Management, Ltd.

Class I: Term Expires at the 2004 Annual General Meeting

Frederick D. Watkins

     Frederick D. Watkins, 86, has been a director of Trenwick since August 2000. Mr. Watkins is a member of the Board Affairs Committee, Executive Committee and the Compensation Committee. Mr. Watkins also serves as the Vice Chairman of the Board of Directors. Mr. Watkins was a director of Trenwick Group Inc. and its predecessor from 1979 until the Trenwick/LaSalle business combination He is retired Executive Vice President of Connecticut General Corporation (1979-1980) and former President of Aetna Insurance Company (1966-1979), which he joined in 1937. Mr. Watkins was Chairman of Terra Nova Insurance Company Ltd. from 1978 until 1994.

Stephen R. Wilcox

     Stephen R. Wilcox, 68, has been a director of Trenwick since August 2000. Mr. Wilcox is Chairman of the Audit Committee and a member of the Board Affairs Committee. Mr. Wilcox was a director of Trenwick Group Inc. and its predecessor from 1978 until the Trenwick/LaSalle business combination. Since 1998, Mr. Wilcox has been President and Chief Executive Officer of Kelton International Inc., a securities broker-dealer. He has been President of The Wilcox Group, Inc., a financial and consulting firm, since 1998. He was a Senior Consultant of Hyperion Capital Management from 1995 to 1998 and a Partner and Senior Vice President of Conning & Company, with which he was associated from 1958 to 1988.

     There are no family relationships among any directors and executive officers of Trenwick. For information with respect to business relationships between certain directors and Trenwick, see "Certain Relationships and Related Transactions."

     All directors have entered into indemnification agreements with Trenwick that limit a director's personal liability, as a result of serving as a director, to the maximum extent permitted by Bermuda law.

Board Committees

     The Board of Directors held five meetings during 2001. The Board of Directors has five committees: the Audit Committee, the Board Affairs Committee, the Compensation Committee, the Executive Committee and the Investment Committee. The Audit Committee, the Board Affairs Committee, the Compensation Committee and the Investment Committee are comprised exclusively of non-employee directors. All members of the Executive Committee, other than Mr. Billett, are non-employee directors.

     The Audit Committee is currently composed of Messrs. Wilcox (Chairman), Brown, Dunn and Jacobs. The Audit Committee has responsibility to recommend to the Board of Directors the selection of Trenwick's independent auditors, to review and approve the scope of the independent auditors' audit activity, to review the financial statements which are the subject of the independent auditors' certification, and to review with such independent auditors the adequacy of Trenwick's accounting systems and system of internal accounting controls. The Audit Committee met four times in 2001.

     The Board Affairs Committee is currently composed of Messrs. Brown (Chairman), Cole, Watkins and Wilcox. The Board Affairs Committee provides assistance to the Board of Directors in recommending qualified candidates to serve as directors of Trenwick and recommending board policies, procedures and practices. The Board Affairs committee will consider director nominees recommended by shareholders. See "Shareholder Proposals - 2002 Annual General Meeting." The Board Affairs Committee met three times in 2001.

     The Compensation Committee is currently composed of Messrs. Becker (Chairman), DeMichele, Deutsch, Dwyer, Sargent, and Watkins. The Compensation Committee assists the Board of Directors in reviewing Trenwick's compensation structure for senior executives and other key employees and approving cash compensation and non-stock based benefits for the Chief Executive Officer and executive officers. In addition, the Compensation Committee designs, recommends for Board approval and administers Trenwick's equity-based compensation plans. The Compensation Committee met five times in 2001.

     The Executive Committee is currently composed of Messrs. Billett (Chairman), Becker, Cole, Deutsch, Dwyer, Sargent, and Watkins. The Executive Committee meets when required on short notice during intervals between the meetings of the Board of Directors and has authority to exercise all the powers of the Board of Directors concerning the management and direction of the affairs of Trenwick, subject to specific directions of the Board of Directors and subject to the limitations of the Bye-Laws of Trenwick and the Companies Act, 1981 of Bermuda. The Executive Committee met two times in 2001.

     The Investment Committee is currently composed of Messrs. DeMichele (Chairman), Dunn, and Jacobs. The Investment Committee exercises authority with respect to financial matters, including the investment of Trenwick's assets, assessment of the potential impact of both short-term and long-term economic trends, and the establishment of related investment guidelines. The Investment Committee met four times in 2001.

Meeting Attendance

     All directors other than Messrs. Dunn and Watkins attended 75% or more of the aggregate number of Board of Directors meetings and meetings of the committees on which they served in 2001. Messrs. Dunn and Watkins each attended 70% of the aggregate number of Board of Directors and committee meetings in 2001.

     Trenwick considers attendance at meetings to be only one measure of a director's contribution to Trenwick. Directors also fulfill their responsibilities by rendering advice in informal consultations with executive officers of Trenwick.

Directors' Compensation

     For the year ended December 31, 2001, each non-employee director chairing a Board Committee received an annual retainer of $30,000 and each other non-employee director received an annual retainer of $25,000. In addition, each non-employee director received a fee of $1,000 for each Board meeting attended, plus reimbursement of all customary expenses incurred in connection with attendance at Board meetings.

     During the nine months ended December 31, 2001, each non-employee director also received a quarterly grant of $6,250 in the form of common share equivalents under the non-employee director deferred compensation plan. Each committee chairman received a quarterly grant of $7,500 in common share equivalents. The grants were made on the last business day of each calendar quarter.

     Under Trenwick's deferred compensation plan, non-employee directors may elect to defer receipt of all or a portion of fees to be earned in the next succeeding year and have such fees accrue either (i) at the interest rate determined by the Compensation Committee or (ii) based upon the performance of Trenwick's common shares, including any dividends paid thereon. A participating non-employee director will receive all amounts so deferred and accrued in one payment on the first business day of the year following the year in which the participant ceases to be a director.

     Pursuant to the 1993 Stock Option Plan and 2001 Equity Incentive Plan for Non-Employee Directors, each of Trenwick's eligible non-employee directors has received a one-time grant of an option for 3,000 shares of Trenwick's common shares. Under the 2001 Equity Incentive Plan, each eligible director is granted an option for 1,000 additional common shares immediately following each Annual General Meeting.

                             PRINCIPAL SHAREHOLDERS

     The following table lists the shareholders known to Trenwick to be beneficial owners of more than five percent of the outstanding common shares, as of the record date, based upon information filed with the Securities and Exchange Commission. Such shareholders hold sole voting and dispositive power over such shares except as noted.

                                                 Shares
                                               Beneficially
Name & Address                                    Owned              Percent
--------------                                 ------------          -------

CNA Financial Corporation (1)                   3,707,400             10.1%
CNA Plaza
Chicago, IL 60685

FMR Corp. (2)                                   3,681,640              9.9%
82 Devonshire Street
Boston, MA 02109

NewSouth Capital Management, Inc.(3)            3,558,013              9.7%
1000 Ridgeway Loop Road, Suite 233
Memphis, Tennessee 38120


(1) Based upon information contained in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001 with respect to Trenwick Group Ltd. Of the 3,707,400 shares, 3,389,250 and 318,150 are owned by Continental Casualty Company and CNA (Bermuda) Services Limited, respectively, both of which are wholly-owned subsidiaries of CNA Financial Corporation. Shared dispositive power is held over all the shares by Continental Casualty Company, CNA Financial Corporation and Loews Corporation. According to information provided in CNA Financial Corporation's definitive proxy statement filed with the Securities and Exchange Commission on March 20, 2000, Loews Corporation owned approximately 86.8% of the outstanding voting securities of CNA Financial Corporation as of February 28, 2000.

(2) Based upon information contained in Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission.

(3) Based upon information contained in Amendment No. 1 to Schedule 13G, dated February 15, 2002, filed with the Securities and Exchange Commission. Sole voting power is held over 3,056,316 shares, sole dispositive power is held over 3,510,913 shares and shared dispositive power is held over 47,100 shares.

                                   MANAGEMENT

     The following table reflects information as of the record date regarding the number of Trenwick common shares beneficially owned by each director, by the executive officers named in the summary compensation table below and by all directors and executive officers as a group:

                                                              Amount of
                                                       Beneficial Ownership (1)
                                                      --------------------------
                                                           Number of Shares
     Directors                                        Common Stock       Percent
     ---------                                        ------------       -------
     W. Marston Becker............................      18,585  (2)            *
     Anthony S. Brown.............................      14,575  (3)            *
     Richard E. Cole..............................     266,879  (4)        0.72%
     Robert M. DeMichele..........................      23,003  (5)            *
     Robert V. Deutsch............................   3,725,845  (6)(7)    10.12%
     Neil Dunn....................................      10,750  (3)            *
     Clement S. Dwyer, Jr.........................      18,689  (7)            *
     P. Anthony Jacobs............................      42,250  (3)        0.11%
     Joseph D. Sargent............................     142,400  (3)(8)     0.39%
     Frederick D. Watkins.........................      14,950  (3)            *
     Stephen R. Wilcox............................       9,250  (3)            *

     * Less than 0.1%
                                                              Amount of
                                                       Beneficial Ownership (1)
                                                      --------------------------
                                                           Number of Shares
     Named Executive Officers                         Common Stock       Percent
     ------------------------                         ------------       -------
     James F. Billett, Jr.........................     561,741  (9)        1.51%
     Paul Feldsher................................     186,722  (10)       0.51%
     Robert A. Giambo.............................     161,051  (11)       0.44%

     Directors and executive officers as a group .   5,196,690            13.77%

----------

(1) Includes, in each case, shares deemed to be beneficially owned by such persons because they hold or share investment or voting power. Includes, as to directors, other than Mr. Billett, a total of 314,787 shares subject to outstanding stock options that are vested and exercisable within 60 days of the date of this document. Includes, as to executive officers, a total of 560,281 shares subject to outstanding stock options that are vested and exercisable within 60 days of the date of this document and 51,615 restricted shares not vested within 60 days of the date of this document, but that have full dividend and voting rights and that are included in the computation of such executive officers' percentage of beneficial ownership.

(2) Includes 6,250 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

(3) Includes 9,250 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

(4) Includes 236,987 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

(5) Includes 8,050 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

(6) Of the 3,725,845 shares, 3,389,250 are owned by Continental Casualty Company, a wholly-owned subsidiary of CNA Financial Corporation and 318,150 are owned by CNA (Bermuda) Services Limited, also a wholly-owned subsidiary of CNA Financial Corporation. Mr. Deutsch may be deemed to share voting and investment power over such shares as Executive Vice President and Chief Financial Officer of CNA Financial Corporation. Mr. Deutsch disclaims beneficial ownership of the shares attributed to CNA Financial Corporation and its subsidiaries.

(7) Includes 4,000 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

(8) Also includes 29,775 shares owned by relatives or held in trust for them, as to which Mr. Sargent disclaims beneficial ownership.

(9) Includes 308,235 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 29,837 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

(10) Includes 130,797 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 10,889 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights. Also includes 375 shares owned by relatives or held in trust for them, as to which Mr. Feldsher disclaims beneficial ownership.

(11) Includes 121,249 shares subject to stock options that are vested and exercisable within 60 days of the date of this document, 10,889 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

Business Experience of Executive Officers Who Are Not Directors

     Paul Feldsher, 53, has been an Executive Vice President and Chief Underwriting Officer of Trenwick since the Trenwick/LaSalle business combination. Mr. Feldsher was an Executive Vice President and Chief Underwriting Officer of Trenwick Group Inc. from 1999 until the Trenwick/LaSalle business combination, a director of Trenwick America Reinsurance Corporation since 1988 and an Executive Vice President of Trenwick America Reinsurance Corporation from 1993 until the Trenwick/LaSalle business combination. Mr. Feldsher manages Trenwick's underwriting policy and quality control operations. He began his career with Liberty Mutual Insurance Company in 1972 and was employed by North American Reinsurance prior to joining Trenwick America Corporation in 1983.

     Robert A. Giambo, 48, has been an Executive Vice President and Chief Actuary of Trenwick since the Trenwick/LaSalle business combination. Mr. Giambo was an Executive Vice President and

Chief Actuary of Trenwick Group Inc. from 1999 until the Trenwick/LaSalle business combination, a director and Chief Actuary of Trenwick America Reinsurance Corporation from 1988 until the Trenwick/LaSalle business combination and an Executive Vice President of Trenwick America Reinsurance Corporation from 1993 until the Trenwick/LaSalle business combination. Prior to joining Trenwick America Reinsurance Corporation in 1986, he was associated with The Home Insurance Company and The Insurance Services Office. Mr. Giambo received his Casualty Actuarial Fellowship in 1980.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Trenwick for the calendar years ended December 31, 2001, 2000 and 1999 of the Chief Executive Officer and the four other most highly paid executive officers of Trenwick at December 31, 2001:

                           Summary Compensation Table

                                                                                           Long-term
                                                                                          Compensation
                                                    Annual Compensation                      Awards
                                                                                   Restricted
                                                                 Other Annual         Share       Underlying       All Other
                                            Salary     Bonus     Compensation        Awards        Options/      Compensation
Name & Principal Position         Year       ($)        ($)         ($)(1)           ($)(2)          SARs           ($)(3)
-------------------------         -----------------------------------------------------------------------------------------------
James F. Billett, Jr.             2001     811,964       0          86,806           361,248       550,880         160,294
 Chairman, President              2000     574,233    315,000       90,560           352,495        81,346         140,336
 & Chief Executive Officer        1999     560,334    315,000       87,443           375,007        28,448         128,031

Steven J. Bensinger               2001     428,781       0             0             192,509        27,113          33,520
 Executive Vice President         2000     382,313    250,000          0             187,499        43,269          75,775
                                  1999      57,692    250,000          0                                            12,758

Paul Feldsher                     2001     272,966       0             0             131,996        18,592          40,412
 Executive Vice President         2000     262,121    250,000          0             128,505        29,654          37,742
 & Chief Underwriting             1999     255,177    202,500          0             124,990        12,931          35,154
 Officer

Robert A. Giambo                  2001     272,960       0             0             131,996        18,592          40,426
 Executive Vice President         2000     262,121    225,000          0             128,505        29,654          37,753
 & Chief Actuary                  1999     255,177    180,000          0             124,990        12,931          35,163

Coleman D. Ross                   2001     426,365       0             0             175,001        24,648          33,520
 Executive Vice President         2000     175,000    250,000          0              87,495        17,499           4,846
 & Chief Financial Officer        1999        0          0             0                0              0               0

----------

(1) Consists of personal benefits provided by Trenwick for the indicated calendar years in which the amounts exceeded the lesser of $50,000 or ten percent of the named executive's combined salary and bonus for the year. Includes $43,653 for 2001, $43,775 for 2000 and $43,111 for 1999 for
     supplemental whole life and health benefits and $34,022 for 2001, $39,968 for 2000 and $38,584 for 1999 for automobile expenses.

(2) Amounts reflect restricted shares awarded as follows on March 1, 2001, based on the closing price per share on such date of $21.30: Mr. Billett, 16,960 shares, Mr. Bensinger, 9,038 shares, Mr. Feldsher, 6,197 shares, Mr. Giambo, 6,197 shares and Mr. Ross, 8,216 shares. The restricted shares vest in equal annual installments over five years from the date of award, beginning in 2002. Dividends are paid on restricted shares at the same rate as paid to all shareholders and, as permitted, those amounts have not been included in this table. The aggregate total of unvested restricted share holdings of each of the named executives as of December 31, 2001, at the then-applicable market price per share of $10.17, were as follows:

                                           Unvested
      Name                             Restricted Shares          Value
      ----                             -----------------          -----

     James F. Billett, Jr.                   38,652              $393,091
     Steven J. Bensinger                     17,693              $179,938
     Paul Feldsher                           14,105              $143,448
     Robert A. Giambo                        14,105              $143,448
     Coleman D. Ross                         12,883              $131,020

(3) This column shows contributions by Trenwick under various defined contribution plans. The following table details the amounts contributed by Trenwick by defined contribution plan and named executive.

                                                                        Supplemental         Supplemental
                                        401(k)                           Executive            Executive
                                        Savings         Pension       Retirement Plan      Retirement Plan           Rabbi
                           Year          Plans           Plans          Contribution           Interest              Trust
                         ---------    ------------    ------------    -----------------    -----------------    ----------------
James F. Billett, Jr.      2001         10,200           13,600           59,485                77,009                    0
                           2000         10,200           13,600           57,539                58,997                    0
                           1999          9,600           12,800           60,026                45,605                    0

Steven J. Bensinger        2001         10,200           13,600            9,720                     0                    0
                           2000         10,200           13,600                0                     0               51,975
                           1999          4,800                0                0                     0                7,958

Paul Feldsher              2001         10,200           13,600            9,720                 6,892                    0
                           2000         10,200           13,600            8,960                 4,982                    0
                           1999          9,600           12,800            9,200                 3,554                    0

Robert A. Giambo           2001         10,200           13,600            9,720                 6,906                    0
                           2000         10,200           13,600            8,960                 4,993                    0
                           1999          9,600           12,800            9,200                 3,563                    0

Coleman D. Ross            2001         10,200           13,600            9,720                     0                    0
                           2000          4,846                0                0                     0                    0
                           1999              0                0                0                     0                    0

     The following table sets forth information with respect to stock option grants to the named executives in 2001. The options, granted during 2000, to the named executives pursuant to Trenwick's 1993 Employee Stock Option Plan, 1997 Omnibus Stock Incentive Plan or 1996 Long-term Incentive Plan become exercisable in five equal annual installments beginning one year from the date of grant, but become immediately exercisable in full in the event of a change in control of Trenwick. They are subject to termination prior to their expiration date in the event of termination of the grantee's employment.

                        Option Grants in Last Fiscal Year

                                                                                                   Potential Realizable Value at
                             Number of        Percent of Total                                          Assumed Annual Rates
                             Securities         Options/SARs                                        of Stock Price Appreciation
                             Underlying          Granted to        Exercise or                          for Option Term ($)
                            Options/SARs        Employees in        Base Price     Expiration           -------------------
Name                        Granted (#)       Fiscal Year (%)       ($/Share)         Date                   5%         10%
----                        -----------       ---------------       ---------         ----                   --         ---

James F. Billett, Jr.         50,880                8.0%              $21.30        03/01/11          $1,758,917         $2,806,897
                             170,123               26.8%              $20.49        05/11/11          $5,657,486         $9,028,274
Steven J. Bensinger           27,113                4.3%              $21.30        03/01/11          $  937,294         $1,495,743
Paul Feldsher                 18,592                2.9%              $21.30        03/01/11          $  642,724         $1,025,665
Robert A. Giambo              18,592                2.9%              $21.30        03/01/11          $  642,724         $1,025,665
Coleman D. Ross               24,648                3.9%              $21.30        06/26/11          $  852,079         $1,359,756

     The following table sets forth all stock options exercised during 2001 by the named executives and the number of unexercised options held by the named executives at December 31, 2001. Also included is the value of "in-the-money" options on December 31, 2001. In-the-money options are options whose exercise price is less than the fair market value of Trenwick's common shares.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year End Option/SAR Values

                                                                     Number of                  Value of
                                                                    Securities                Unexercised
                                                                    Underlying                In-the-Money
                                                                    Unexercised               Options/SARs
                                                                   Options/SARs                  at FY
                                Shares                             at FY-End (#)               End($)(2)
                              Acquired on          Value        --------------------    -------------------------
                              on Exercise        Realized          Exercisable/               Exercisable/
Name                              (#)             ($)(1)           Unexercisable             Unexercisable
----                         --------------    --------------   --------------------    -------------------------

James F. Billett, Jr.              0                 0            219,290/615,957                  0/0
Steven J. Bensinger                0                 0            194,855/61,729                   0/0
Paul Feldsher                      0                 0            121,148/42,316                   0/0
Robert A. Giambo                   0                 0            111,600/42,316                   0/0
Coleman D. Ross                    0                 0             38,648/3,499                    0/0

----------

(1) Represents in each case the difference between the fair market value per Trenwick common share on the date of exercise and the option exercise price per share.

(2) Represents the difference between the closing price per Trenwick common share on December 31, 2001, of $10.17 and the exercise price of "in-the-money" options granted to each named executive.

Employment Contracts and Arrangements

     On May 11, 2001, Trenwick entered into an employment agreement with Mr. Billett. The employment agreement is for three years and extends automatically on a daily basis unless cancelled by Trenwick or Mr. Billett. The employment agreement provides Mr. Billett with the following current benefits:

     o    an annual $725,000 salary until 2004;

     o annual bonus eligibility, with the bonus determined by the Board of Directors and equal to 150% of Mr. Billett's annual salary if Trenwick's annual performance goals are met;

     o the right to receive 500,000 options to acquire common shares at $20.49 per share, with the options vesting upon the passage of time or the attainment of certain share price targets; and

     o a contribution by Trenwick of $2,500,000 into a rabbi trust for the benefit of Mr. Billett.

     The employment agreement provides Mr. Billett with the following benefits in the event that his employment with Trenwick is terminated by Trenwick without cause or by him as a result of a constructive discharge:

     o    three years' salary;

     o    one year's bonus;

     o    the vesting of any unvested restricted shares and options;

     o the vesting of any unvested amounts in his deferred compensation accounts;

     o continued benefits, including medical insurance for him and his family, participation in Trenwick's 401(k), pension and supplemental pension plans, a car allowance, disability insurance and reimbursement of financial planning and tax preparation fees; and

     o    $2.9 million of life insurance coverage.

     Mr. Billett is subject to customary confidentiality and non-disparagement clauses following termination of this employment with Trenwick. In addition, Mr. Billett is subject to a non-competition clause which prohibits him from working for a competitor or soliciting Trenwick's employees for two years after his employment with Trenwick.

     As is customary in the Bermuda marketplace, Trenwick's subsidiary LaSalle Re Limited has entered into employment contracts with certain of LaSalle's senior executives, the employment contracts generally provide for the payment of the executive's base salary for one to two years after the termination of the executive's employment with LaSalle without cause or by the executive as a result of a constructive discharge. In addition, the employment contracts generally provide for the provision of certain employee benefits following termination. The executives are required to comply with customary confidentiality and non-disparagement provisions and are subject to non-competition clauses for one to two years after their employment with LaSalle.

     In accordance with practices in the United Kingdom marketplace, Trenwick's subsidiaries Trenwick International Limited and Chartwell Managing Agents Limited have entered into employment arrangements with their senior executives providing that each of the employer and the employee must provide notice prior to termination of employment.

Change in Control Arrangements

     Trenwick has entered into change in control agreements with each of its senior executives. The change in control agreements provide that if, during a two year period following a change in control of Trenwick, Trenwick terminates an executive without cause or disability, or an executive terminates his or her employment for good reason, the executive is entitled to the following:

     o    two years' base salary;

     o    a bonus in the year of termination; and

     o    medical benefits and perquisites for two years.

     The executives are subject to customary confidentiality and non-disparagement provisions and are subject to non-competition clauses for up to two years after their employment with Trenwick.

                      REPORT OF THE COMPENSATION COMMITTEE


     The Compensation Committee of the Board of Directors is composed entirely of six independent outside directors. The Compensation Committee meets periodically to review and recommend for Board approval Trenwick's compensation program for senior executives and other key employees and independently administers the share option, share purchase and other incentive plans of Trenwick.

     The guiding principle of the Compensation Committee is to establish a compensation program which aligns executive compensation with Trenwick's objectives, business strategies and financial and operational performance. In this connection, the Compensation Committee seeks to:

     (1) Attract and retain qualified executives, in a highly competitive environment, who will play a significant role in the achievement of Trenwick's goals.

     (2) Create a performance-oriented environment that rewards performance with respect to the financial and operational goals of Trenwick and which takes into account industry-wide trends and performance levels.

     (3) Reward executives for strategic management and the long-term enhancement of shareholder value.

     Compensation for the Trenwick's executive officers consists of three key elements: base salary and benefits, discretionary annual cash bonus and equity-based compensation. The Compensation Committee seeks to weigh each element both separately and collectively to ensure that the executive officers are appropriately compensated in a manner that advances both the short-term and long-term interests of the shareholders. The Compensation Committee's determinations are guided by the results of a comparative analysis of Trenwick's executive compensation practices, which was performed in 2000 with the assistance of an independent compensation consulting firm.

     The base salary for each executive officer is set on the basis of the salary levels in effect for comparable positions in the insurance and reinsurance industry, adjusted for the executive's experience and performance level and internal comparability considerations. Trenwick monitors industry salary levels through its participation in several annual industry surveys administered by nationally known compensation consulting firms. The Compensation Committee believes that base salaries generally should be adjusted from time to time so that they approximate the 50th percentile of Trenwick's peers based on survey information available to the Compensation Committee. Base salaries of executive officers have not been adjusted to conform to the 50th percentile of Trenwick's peers for the past four years. Instead, base salaries of executive officers have only been increased to keep pace with increases in consumer price indices and in conjunction with promotions.

     In addressing the second compensation element, the discretionary annual cash bonus, the Compensation Committee considers a variety of measures to be utilized in setting goals and evaluating annual performance. These measures include return on average capital employed, total return to shareholders and return on revenues, each of which is considered on an absolute basis and in comparison to Trenwick's peers, as well as the accomplishment of tactical and strategic objectives. The Compensation Committee fixes the amount that may be awarded to the Chief Executive Officer and an aggregate amount that may be awarded to other executive officers. The Chief Executive Officer allocates awards among the other executive officers up to the aggregate amount, which allocations are then reviewed and ratified by the Compensation Committee.

     In setting 2001 bonuses for executive officers, the Compensation Committee was cognizant of Trenwick's financial results as reflected in the numerical measures specified in the preceding paragraph, as well as the significant decrease in the market price of its shares in 2001. Based on these factors, the Compensation Committee reduced the overall cash incentive compensation paid to its senior executive officers to zero. This is the third consecutive year in which the Compensation Committee reduced the level of cash incentive compensation.

     Trenwick's third compensation element, equity-based compensation, provides each executive officer with a meaningful shareholding in Trenwick as a long-term incentive and a mechanism for aligning the executive officers' interests with those of the shareholders. Under Trenwick's equity incentive plans, the Compensation Committee has the opportunity to award both share options and restricted shares to executive officers. Each is linked to the creation of shareholder value by providing additional value to the executive as Trenwick's share price increases. Options vest over an extended time, subject to an executive officer's continued employment with Trenwick, and expire within ten years of grant. Option grants are made at an exercise price not less than the fair market value of the underlying shares at the time of grant. Restricted shares cannot be transferred until the shares vest, with vesting occurring over an extended time, subject to the executive officer's continued employment. The holder has all the rights and privileges of a shareholder with respect to the restricted shares, other than the ability to transfer them, including the right to vote and to receive dividends.

     Trenwick generally makes annual awards of restricted shares and share options with a potential total value ranging from zero to up to a maximum of 150% of the recipient's annual salary. The Compensation Committee believes that this structure, initiated by Trenwick's predecessor, Trenwick Group Inc., in March 1998, promotes the retention of key employees in a highly competitive labor environment while emphasizing the alignment between their interests and those of Trenwick's shareholders. In light of the performance of the company in 2001, the Compensation Committee determined not to give any restricted share or share option awards for 2001.

Compensation of the Chief Executive Officer

     Mr. Billett's base salary is determined in accordance with the terms of his employment agreement, which is described above under "Employment Contracts and Arrangements." He did not receive a 2001 cash bonus award in reflection of Trenwick's financial results in 2001 and Trenwick's share price performance in 2001. In connection with the execution of his employment contract Mr. Billett did receive the right to obtain options to acquire 500,000 common shares at $20.49 per share on May 11, 2001. Of the 500,000 options, 170,123 options were granted to him by Trenwick in 2001. Due to limitations in the number of common shares available for issuance under Trenwick's equity incentive plans, the remaining 329,877 options are to be granted to Mr. Billett at a later date.

Share Ownership Guidelines

     Trenwick developed share ownership guidelines for the Chief Executive Officer, the other executive officers and the non-employee directors of Trenwick. Under these guidelines, the Chief Executive Officer of Trenwick is expected to own a minimum of 150,000 shares, the other executive officers are each expected to own a minimum of 50,000 shares and the non-employee directors are each expected to own a minimum of 7,500 shares. The time period for compliance is three years. At this time the Chief Executive Officer and a majority of the non-employee directors and other executive officers comply with the share ownership guidelines. Trenwick may provide incentives for directors and officers to equal or exceed individual share ownership guidelines.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to Trenwick's Chief Executive Officer and the four other most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. No executive officer was subject to the limitations of Section 162(m) in 2000. The Compensation Committee structures equity-based compensation for executive officers so as to qualify for deductibility under the statute to the extent feasible. However, to maintain a competitive position within Trenwick's peer group, the Compensation Committee retains the authority to approve equity-based compensation that may not be deductible.

                                        Respectfully submitted,

                                        Members of the Compensation Committee

                                        W. Marston Becker, Chairman
                                        Robert M. DeMichele
                                        Robert V. Deutsch
                                        Clement S. Dwyer, Jr.
                                        Joseph D. Sargent
                                        Frederick D. Watkins

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of Trenwick's Board of Directors consists entirely of non-employee directors who are independent, as defined in the New York Stock Exchange Listing Standards. The Board of Directors has adopted a Charter for the Audit Committee.

     The Audit Committee assists the Board of Directors in its oversight of Trenwick's financial statements. Management is responsible for Trenwick's financial statements and the financial reporting process. PricewaterhouseCoopers LLP, Trenwick's independent accountants are responsible for expressing an opinion on the conformity of Trenwick's audited financial statements with accounting principles generally accepted in the United States.

     In this context, the Audit Committee has reviewed and discussed Trenwick's audited financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee has also reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with PricewaterhouseCoopers LLP their independence from Trenwick and its management.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Trenwick's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     In addition to its audit services for the annual financial statements, PricewaterhouseCoopers LLP provides Trenwick with non-audit and other services (such as audits of Trenwick's employee benefit plans; various advisory and consulting services, including tax consultation and compliance services; acquisition due diligence and consulting; financial information systems design and implementation; and technical research and consultation). The Audit Committee reviews and discusses the scope of these additional services with PricewaterhouseCoopers LLP. Based on this review, the Audit Committee believes that PricewaterhouseCoopers LLP's provision of its non-audit services is compatible with maintaining its independence.

     The following table sets out the various fees paid by Trenwick to PricewaterhouseCoopers LLP for its services.

                              Annual Fees for 2001

Description                                                             Amount
-----------                                                             ------
Audit Fees (1)                                                        $1,657,000
Financial Information Systems Design and Implementation Fees           6,775,250
All Other Fees (2)                                                       506,000

          (1) Professional audit services, including PricewaterhouseCoopers LLP's audit of Trenwick's annual financial statements for 2001 and its review of the financial statements included in Trenwick's Forms 10-Q. Through March 15, 2002, PricewaterhouseCoopers LLP has billed Trenwick $904,436.

          (2) All non-audit and other services include audits of Trenwick's employee benefit plans; various advisory and consulting services, including tax consultation and compliance services; acquisition due diligence and consulting and technical research and consulting.

     Leased personnel were not employed by PricewaterhouseCoopers LLP with respect to this audit engagement.

                                        Respectfully submitted,

                                        Members of the Audit Committee

                                        Stephen R. Wilcox, Chairman
                                        Anthony Brown
                                        Neil Dunn
                                        P. Anthony Jacobs

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph for the five year period commencing December 31, 1996, and ending December 31, 2001, comparing the yearly percentage change on a dividend reinvestment basis of the common shares of Trenwick and its predecessors, Trenwick Group Inc. and LaSalle Re Holdings Limited against the cumulative total shareholder return of the Standard & Poor's 500 Stock Index and the Dow Jones U.S. Insurance - Property/Casualty Index. The line graph below tracks the performance of Trenwick Group Inc. and LaSalle Re Holdings Limited for the period from December 31, 1995 until September 27, 2000 and the performance of Trenwick from September 28, 2000, to December 31, 2001.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                                          12/96     12/97      12/98      12/99     9/27/00     12/00      12/01
                                          -----     -----      -----      -----     -------     -----      -----
Trenwick Group Ltd.                           --       --         --         --      71.94      93.78      38.87
Trenwick Group Inc.                       100.00   125.39     111.99       60.79     71.94         --         --
LaSalle Re Holdings Limited               100.00   132.22      88.26       70.17     71.94         --         --
S & P 500                                 100.00   133.36     171.47      207.56        --     188.66     166.24
Dow Jones U.S. Insurance P/C Index        100.00   141.41     133.95       99.46        --     162.32     155.93

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Trenwick's officers and directors, and persons who own more than ten percent of a registered class of Trenwick's common shares, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on Trenwick's review of all insiders' filings received, and written representations from reporting persons, Trenwick believes there were no Section 16 violations for Trenwick for the year ended December 31, 2001, except that Mr. Deutsch, a Class III director, did not file a timely Form 4 with respect to two purchases of 1,656 common shares in September 2001 and 1,485 common shares December 2001 made under the Non-Employee Director 2001 Equity Incentive Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Indebtedness

     With the approval of the Compensation Committee, Trenwick extended lines of credit of $2,250,000 to James F. Billett, Jr., the Chairman, President and Chief Executive Officer of Trenwick, and $400,000 to Alan L. Hunte, an Executive Vice President and the Chief Accounting Officer and Treasurer of Trenwick Services Inc. The lines of credit were payable upon demand and bore interest in 2001on outstanding balances at the prime rate of interest until paid in full. The largest aggregate amount of indebtedness outstanding under Mr. Billett's line of credit in 2001 was $2,114,049 as of December 28, 2001. The largest aggregate amount of indebtedness outstanding under Mr. Hunte's line of credit in 2001 was $391,395 as of December 31, 2001. The amount outstanding as of April 2, 2002 was $1,429,727 under Mr. Billett's line of credit and $395,495 under Mr. Hunte's line of credit. The proceeds from loans made under the lines of credit have been used by Messrs. Billett and Hunte to fund credit extended in connection with earlier acquisitions of Trenwick's common shares. Effective January 1, 2002, Trenwick and Messrs. Billett and Hunte agreed to amend the terms of the lines of credit. The lines of credit now bear interest at the annual federal interest rate (AFIR) and must be repaid in 5% increments on a quarterly basis over the next five years.

Registration Rights Agreement

     In connection with the Trenwick/Chartwell merger, Trenwick assumed Chartwell Re Corporation's rights and obligations under a registration rights agreement entered into in December 1995 by Chartwell Re Corporation, certain members of the Richardson family and certain of Chartwell Re Corporation's other stockholders. Pursuant to the registration rights agreement, upon the request of shareholders holding at least 330,000 of Trenwick's common shares or any security convertible into 330,000 Trenwick common shares, Trenwick must, subject to certain limited exceptions, use its best efforts to register such shares under the Securities Act of 1933, as amended. Trenwick is not obligated to effect more than one registration in any nine-month period or more than four during the term of the registration rights agreement. The Richardson family has the right to initiate two of the four registrations effected pursuant to the registration rights agreement. Trenwick must pay all registration expenses in connection with the four registrations except underwriting discounts and commissions and transfer taxes. If the registration is in the form of an underwritten offering, the shareholders holding a majority of the Trenwick common shares being registered pursuant to the registration may select the underwriters, subject to Trenwick's approval.

     Parties to the registration rights agreement have "piggyback" rights to register Trenwick common shares in connection with registration of equity securities by Trenwick. These rights are subject to limitation if the registration involves an underwritten offering and the managing underwriter determines that, in its good faith view, the inclusion of all or any portion of such additional securities in the registration would have a material adverse effect on the offering.

     Mr. DeMichele, a director of Trenwick, was originally designated by the Richardson family as its representative on the Board of Directors of Trenwick Group Inc. and currently acts as a financial advisor for certain members of the Richardson family.

Indemnification; Insurance

     Trenwick has generally agreed to indemnify the former officers and directors of Chartwell Re Corporation in respect of acts or omissions occurring prior to the effective time of the Trenwick/Chartwell merger (including, but not limited to, the transactions contemplated by the agreement pursuant to which the Trenwick/Chartwell merger was effected) to the extent provided under Chartwell Re Corporation's certificate of incorporation and by-laws as in effect on the date of the merger agreement, in each case subject to any limitation imposed by applicable law. In addition, Trenwick agreed to maintain Chartwell Re Corporation's existing directors' and officers' liability insurance for six years from the Trenwick/Chartwell merger, subject to certain limitations.

     Trenwick has also agreed to indemnify the present and former directors and officers of Trenwick Group Inc. and LaSalle Re Holdings Limited against liabilities arising out of the Trenwick/LaSalle business combination. Subject to applicable Bermuda law and public policy, after we complete the transactions, Trenwick will honor indemnification rights of the current and former directors and officers of Trenwick Group Inc., LaSalle Re Holdings Limited or any of their respective subsidiaries. In addition, Trenwick agreed to maintain, for all former and current directors and officers of Trenwick Group Inc., LaSalle Re Holdings Limited and their respective subsidiaries, the current directors' and officers' liability insurance, fiduciary liability insurance and indemnification policies maintained by Trenwick Group Inc. and LaSalle Re Holdings Limited for at least six years from the effective time of the Trenwick/LaSalle business combination.

Reinsurance Transactions with CNA

     In the year ended December 31, 2001, Trenwick assumed premiums totaling approximately $7,933,571 from a ceding company related to CNA Financial Corporation. Absent CNA Financial Corporation's relationship with Trenwick and its predecessor company, LaSalle Re Holdings Limited, such transactions might not have taken place. The terms of these reinsurance transactions were negotiated between the parties and Trenwick believes that such terms were at market rates.

     Mr. Deutsch, a director of Trenwick, is the Executive Vice President and Chief Financial Officer of CNA.



                                        By order of the Board of Directors,



                                        John V. Del Col
                                        Assistant Secretary

                               TRENWICK GROUP LTD.
                 Proxy Solicited on Behalf of the Management of
           the Company for the Annual General Meeting on May 15, 2002

[ ] The undersigned hereby constitutes and appoints James F. Billett, Jr., W. [P] Marston Becker, and Joseph D. Sargent and each of them, his/her true and [R] lawful agents and proxies with full power of substitution in each to [O] represent the undersigned at the Annual General Meeting of the shareholders [X] of Trenwick Group Ltd. to be held on May 15, 2002, at the Hamilton Princess [Y] Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 8:00 a.m. local time, and at [ ] any adjournment thereof on all matters coming before the meeting.


     Election of Directors, Nominees:                                  COMMENTS: (Change of Address)
     To elect the following directors to terms of three years:         _____________________________________________________________
     Anthony S. Brown and Clement S. Dwyer, Jr.                        _____________________________________________________________
                                                                       _____________________________________________________________

                                                                       (If you have written in the above space, please mark the
     The nominees listed above shall serve their respective             corresponding box on the reverse side of this card.)
     terms until their successors are duly elected and
     qualified.

You are encouraged to specify your choices by marking the appropriate boxes (SEE                ------------------
REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance                   SEE REVERSE
with the Board of Directors' recommendations. The Proxy Committee cannot vote                         SIDE
your shares unless you sign and return this card.                                               ------------------


--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                                                                            6116
[X]
Please mark your
votes as in this
example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominated directors in Proposal 1 and FOR Proposals 2, and 3.

     The Board of Directors recommends a vote FOR Election of Directors in Proposal 1 and FOR Proposals 2, and 3.

                  FOR      WITHHELD                                              FOR      AGAINST      ABSTAIN
1. Election of                         2. Ratification of the appointment of
   Directors.     [_]        [_]          PricewaterhouseCoopers LLP as          [_]        [_]          [_]
   (see reverse)                          independent accountants for the
                                          year ending December 31, 2002.

Instruction: To withhold authority to vote for any individual nominee, please print that nominee's name on the line below.

________________________________________________________________________________

3. Approval of the Amendment of Existing Equity Incentive Plans
   to Permit the Exchange of Outstanding Options for New Options.
                                                            Change of
     FOR              AGAINST           ABSTAIN             Address/Comments [_]
                                                            on Reverse Side
     [_]                [_]               [_]

                                        The signer hereby revokes all proxies
                                        previously given by the signer to vote
                                        at said meeting or any adjournments
                                        thereof.

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        admin- istrator, trustee or guardian,
                                        please give full title as such.

                                        If corporation or partnership, please
                                        sign in full corporate or partnership
                                        name by authorized officer or signatory.

                                        ________________________________________


                                        ________________________________________
                                        SIGNATURE(S)                        DATE



--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^